Exihibit 7.5 - Calculation of Consolidated Solvency Ratio for Total Capital
               and Tier 1 Capital in accordance with "BIS" standards and the statutorily approved financial statements for 12/31/00, 12/31/01 and 12/31/02

                                                                      CONSOLIDATED
                                                    -------------------------------------------------
                                                     12/31/2002         12/31/2001         12/31/2000
                                                    -----------        -----------        -----------
1. TIER I CAPITAL

      Capital                                           529,138            525,000            523,738
      Reserves (including undivided profit)            (490,326)          (700,197)          -737,813
      Issue Premium                                   1,193,363          1,174,331          1,212,080
      Minority Interests                                 53,720             12,707             54,735
      Minority Interests - Preference shares            266,099            316,692            300,027
      Negative differences in consolidation                 298                298                298
      Other                                             126,571            145,885            149,888
                                                    -----------        -----------        -----------
                                                      1,678,863          1,474,716          1,502,953

   Deductions
      Intangible Assets and Deferred Costs (1)         (140,225)           (50,231)           (70,498)
      Other                                                  --                 --                 --
                                                    -----------        -----------        -----------
            Eligible Tier I Capital                   1,538,638          1,424,485          1,432,455

2. TIER II CAPITAL

      Subordinated Debt (2)                             561,371            631,241            369,273
      Perpetual Subordinated Debt
      Reavaluation Reserves
       . Outstanding                                     42,577             42,577             42,577
       . Potential                                        3,065              1,875              4,160
       Reserves for general loan risks                  308,610            337,482            349,692
                                                    -----------        -----------        -----------
                                                        915,623          1,013,175            765,702

3. DEDUCTIONS

      Shareholdings over 10%                           (124,850)           (14,241)            (1,563)
      Shareholdings under 10%                            (2,737)           (28,008)            (9,843)
                                                    -----------        -----------        -----------
                                                       (127,587)           (42,249)           (11,406)
                                                    -----------        -----------        -----------

4. ELIGIBLE CAPITAL = 1 + 2 - 3                       2,326,674          2,395,411          2,186,751

5. TOTAL RISK-WEIGHTED ASSETS                        18,611,967         17,956,116         16,432,622
   BIS Ratio (=4/5)                                       12.50%             13.34%             13.31%
  (1/5)                                                    8.27%              7.93%              8.72%

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(1)   Improvements to leased property,public campaigns,and extraordinary contributions to the Pension Fund

(2) Subordinated bonds and Participation certificates, limited to 50% of Elegible Tier I Capital


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